Exhibit 99

The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100 USA
Tel. 804.289.9600 Fax 804.289.9758

Contact: Investor Relations 804.289.9709	FOR IMMEDIATE RELEASE

THE BRINK’S COMPANY REPORTS HIGHER

THIRD-QUARTER EARNINGS

Improved Results in Europe and South America Drive 18% Profit Growth at Brink’s, Incorporated

Brink’s Home Security Profits Up 10%

$100 Million Share Repurchase Completed

RICHMOND, Va., November 1, 2006 – The Brink’s Company (NYSE: BCO), a global provider of security and risk management services, reported third-quarter income from continuing operations of $24.8 million or 53 cents per share, up 6% from $23.4 million or 41 cents per share in last year’s third quarter. The improved results were driven by higher profits at both of the company’s operating units and lower expenses related to former operations. The increase in operating profits was partially offset by higher corporate costs, which include pretax expenses of $4.6 million (6 cents per share after taxes) related to stock-based compensation, and a higher effective tax rate. Third-quarter 2006 results also include a pretax restructuring charge of $1.2 million (3 cents per share after taxes – no tax benefit was recorded on these costs). Results for the year-ago quarter include a pretax restructuring charge of $1.3 million.

Third-quarter revenue from continuing operations was $720.6 million, up 11% from $651.3 million in the third quarter of 2005. Operating profit from continuing operations increased to $52.1 million, up 18% from $44.0 million in the year-ago period.

Michael T. Dan, chairman, president and chief executive officer of The Brink’s Company, said: “Third-quarter earnings reflect strong performance at Brink’s, Incorporated, where profits rose 18% due to improved results in Europe and South America. Although profits continue to be constrained by unsatisfactory performance in the United Kingdom and some other European countries, we are encouraged by recent progress and expect further improvement in Europe. Brink’s, Incorporated is on track to achieve an annual operating margin of about 7% or better in 2006 with annual percentage revenue growth in the high single-digits. Third-quarter results at Brink’s Home Security also improved. While the pace of installations continued to be slower than anticipated, we still expect full-year revenue, profit and subscriber growth to be about 10%.”

Third-Quarter Business Unit Performance: 2006 Versus 2005

Brink’s, Incorporated (“Brink’s”)

Brink’s, the company’s secure transportation and cash management unit, had third-quarter revenue of $609.0 million, up 11% from $550.9 million in 2005. Operating profit was $48.7 million, up 18% from $41.3 million last year. The higher profits were driven by improved performance in European and South American operations. Operating profit margins for the third quarter and year-to-date periods improved to 8.0% and 7.0%, respectively.

Third-quarter 2006 results include the above-mentioned pretax charge of approximately $1.2 million (3 cents per share after taxes) related to the previously reported loss of a customer that was significant to the company’s Australian operations. The total pretax charge in 2006 related to the loss of this customer is expected to be approximately $5 million, $3.4 million of which was recorded in the second quarter. During the second quarter of 2006, the company also recorded a tax valuation allowance of $2.2 million to reflect its expectation of lower operating results in Australia. The combined effect in the second quarter of the restructuring charges and tax valuation allowances approximated 11 cents per share.

During 2005, Brink’s incurred approximately $15 million in total restructuring-related charges, about $10 million of which was recorded in the second quarter. Restructuring-related charges of $1.3 million and $3.5 million were recorded in the third and fourth quarters of 2005, respectively. The charges were associated primarily with European operations.

Capital expenditures during the quarter totaled $34 million, bringing year-to-date capital spending to $81.0 million. Full-year capital spending at Brink’s is expected to range from $110 million to $115 million.

Brink’s North America

North American revenue was $207.9 million, up 5% from $197.9 million in 2005. Operating profit was $17.1 million, up slightly from $16.8 million in 2005. Operating profit margin for the quarter was 8.2%, down from 8.5% last year as lower benefit-related expenses were offset by higher labor costs including the recording of stock-based expenses in the current quarter.

Brink’s International

Third-quarter revenue from international operations was $401.1 million, up 14% from $353.0 million in 2005, reflecting increases in all regions except Asia-Pacific. Operating profit was $31.6 million, up 29% from $24.5 million last year due primarily to continued solid performance in South America and higher profits in Europe. The operating profit margin for international operations was 7.9%, up from 6.9% in last year’s third quarter.

Europe Third-quarter revenue from European operations was $271.2 million, up 10% from $246.1 million in 2005. Operating profit showed substantial improvement, both sequentially and versus the year-ago period. Acquisitions had no significant impact on revenue or operating profit. In last year’s third-quarter, restructuring-related expenses associated primarily with European operations were approximately $1.3 million.

Despite the recent profit improvement, the operating environment in Europe continues to be difficult due to several factors, each of which varies by country. These factors include competitive pricing pressures, changing regulatory and labor issues, and higher security threats.

South America Third-quarter revenue in South America increased 29% to $114.7 million, up from $88.9 million in 2005, while operating profit continued to show significant year-over-year improvement due primarily to strong performance in Venezuela and Brazil.

Asia-Pacific Third-quarter revenue in Asia-Pacific was $15.2 million, down 16% from $18.0 million in 2005. Revenue and operating profit declined due to the loss of a customer in Australia. The company expects that ongoing annual revenue will be reduced by approximately $20 million as a result of the loss of this customer.

Brink’s Home Security (“BHS”)

Third-quarter revenue at BHS rose 11% to $111.6 million, up from $100.4 million in 2005 due primarily to continued growth in the subscriber base and higher average monitoring rates. BHS ended the quarter with approximately 1,098,300 subscribers, up 10% over the year-ago level. Monthly recurring revenue rose 12% to $31.8 million (see Non-GAAP Reconciliations for a reconciliation of monthly recurring revenue to reported revenue).

Operating profit was $23.4 million, up 10% from $21.3 million in the year-ago quarter due primarily to continued growth in the customer base and lower expenses related to disconnects, which were unusually high last year due to Hurricane Katrina. The third-quarter operating profit margin was 21.0%, down slightly from 21.2% last year. The year-to-date operating profit margin for 2006 was 21.9%. While year-to-date profit is up 6.3%, the company expects profit improvement during the fourth quarter to boost operating margins and lead to full-year profit growth of approximately 10%.

BHS installed 45,000 systems and had 19,300 disconnects, resulting in a net addition of 2.4% or 25,700 customers to its subscriber base during the quarter. The company attributed the slower-than-expected subscriber growth to softness in the housing market and changes in its marketing programs. Despite the recent slowdown in installations, the company expects 2006 year-over-year growth in subscribers to be close to 10%.

The annualized disconnect rate of 7.1% for the quarter improved over last year’s rate of 7.7%, which was unusually high due to the impact of Hurricane Katrina.

Third-quarter capital expenditures at BHS totaled $41.0 million, bringing year-to-date capital spending to $123.3 million. Total capital spending at BHS in 2006 is expected to be approximately $165 million.

Costs Related to Former Operations Included in Continuing Operations

Third-quarter costs related to former operations totaled $6.1 million, down from $8.8 million in 2005. The $2.7 million decrease was due primarily to lower postretirement medical benefit expenses largely resulting from an increase in earnings of the Voluntary Employees’ Beneficiary Association trust (“VEBA”) as a result of a $225 million contribution to the VEBA on January 31, 2006. The VEBA, which is a financing vehicle used to fund medical benefit obligations related to former coal miners and their dependents, had assets valued at approximately $433 million on September 30.

Taxes

The effective income tax rate of 48% for the third quarter of 2006 was higher than in previous quarters of 2006 and the prior year. The increase in the tax rate is related primarily to a change in the mix of expected income and losses by jurisdictions. In particular, the company does not record the tax benefit of losses in jurisdictions where the company has previously concluded that valuation allowances were necessary. The expected tax rate for the fourth quarter and full year is approximately 46%.

Recent Events

During the third quarter, The Brink’s Company repurchased 1,044,600 shares of its common stock for approximately $58 million or $55.49 per share. On September 30, the company had 48.6 million shares of common stock issued and outstanding. From October 1 through October 5, the company repurchased an additional 130,518 shares for approximately $6.9 million or $53.19 per share. These repurchases completed the company’s most recent share repurchase authorization of $100 million, which was approved by the board on May 5. During 2006, the company has repurchased a total of 12,178,381 shares of its common stock for approximately $630.9 million or $51.80 per share. This amounts to approximately 21% of outstanding shares at December 31, 2005.

On October 31, The Brink’s Company’s board of directors declared a regular quarterly dividend of 6.25 cents per share payable on December 1 to shareholders of record as of November 15.

The company will continue to review its share repurchase and dividend policies in the normal course of business.

Michael Dan said: “In summary, we’re pleased with the progress we have made thus far in 2006. We completed the sale of BAX Global, a major step in becoming the highly focused security company that we are today. We also delivered solid growth in earnings and cash flow, returned $630 million to shareholders by repurchasing more than 20% of our outstanding stock, increased our dividend, and significantly strengthened the barrier against legacy liabilities by contributing an additional $225 million to the VEBA. In addition, by reducing our outstanding debt, we established a reservoir of capital to expand our business and the Brink’s brand. As we approach 2007, our strategic direction is clear. We intend to create additional value by using available capital to support the growth of our two core businesses and aggressively explore new opportunities to move into other security-related businesses that can benefit from the Brink’s brand.”

Discontinued Operations

Third-quarter income from discontinued operations was $1.7 million or 4 cents per share versus $42.4 million or 74 cents per share in the third quarter of 2005.

Net Income

Third-quarter net income, which includes results from continuing and discontinued operations, was $26.5 million or 56 cents per share versus $65.8 million or $1.15 per share in 2005.

This release contains both historical and forward-looking information. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “may,” “should” and similar expressions may identify forward-looking information. Forward-looking information in this document includes, but is not limited to, statements regarding expected improvement in Europe, possible restructuring charges at Brink’s, estimated capital expenditures for 2006, expected revenue growth and profit improvement for the company and its subsidiaries in 2006, including Brink’s annual operating margin and subscriber growth at BHS, the impact of the loss of a Brink’s customer in Australia, the anticipated effective tax rate for 2006, and the exploration of new growth opportunities. The forward-looking information in this document is subject to known and unknown risks, uncertainties and contingencies that could cause actual results to differ materially from those that are anticipated.

These risks, uncertainties and contingencies, many of which are beyond the control of The Brink’s Company and its subsidiaries, include, but are not limited to the ability to identify and execute further cost and operational improvements in the core businesses, the ability of the businesses to meet demand appropriately, Brink’s ability to identify strategic opportunities and integrate them successfully, the performance of Brink’s operations in Europe, Brink’s ability to adjust operationally to the loss of a customer in Australia, positions taken by insurers with respect to claims made, the migration to various new financial software packages by Brink’s and BHS, IT costs and costs associated with ongoing contractual obligations, the willingness of police departments to respond to alarms, the number of household moves, the level of new home construction, costs associated with the operation of the new Knoxville facility (including the ability to retain qualified personnel at reasonable costs), labor relations, safety and security performance, strategic initiatives and acquisition opportunities, the company’s tax position, the determination of taxes owed from the BAX Global sale and offsets to those taxes in addition to the Company’s tax credit carryforwards, the tax impact of various possible uses of the remaining proceeds from the BAX Global sale, the cash and debt position of the company, the funding levels and investment performance of the pension plans, retirement experience, changes in mortality and morbidity assumptions, changes in employee obligations, overall domestic and international economic, political, social and business conditions, capital markets performance, the strength of the U.S. dollar relative to foreign currencies, fuel prices, interest rates, inflation, new government regulations and legislative initiatives, domestic and international demand for services of the subsidiaries of The Brink’s Company, the financial stability of companies with payment obligations under the Health Benefit Act, pricing and other competitive factors, variations in costs or expenses and performance delays of any public or private sector supplier, service provider or customer. The information included in this release is representative only as of the date of this release, and The Brink’s Company undertakes no obligation to update any information contained in this release.

About The Brink’s Company

The Brink’s Company (NYSE:BCO) is a global leader in security and risk management services and operates two businesses: Brink’s, Incorporated and Brink’s Home Security. Brink’s, Incorporated is the world’s premier provider of secure transportation and cash management services. Brink’s Home Security is one of the largest and most successful residential alarm companies in North America. For more information, please visit The Brink’s Company website at www.brinkscompany.com or call toll free 877-275-7488.

Conference Call

The Brink’s Company will host a conference call today, November 1, at 11:00 a.m. eastern time to discuss this press release. Interested parties can listen to the conference call by dialing (877) 407-0778 (domestic) or (201) 689-8565 (international), or via live webcast at www.brinkscompany.com. Please dial in at least five minutes prior to the start of the call. Dial-in replay will be available through November 15, 2006, by calling (877) 660-6853 (domestic) or (201) 612-7415 (international). The conference account number is 286 and the conference ID for the replay is 216712. A webcast replay will also be available at www.brinkscompany.com.

THE BRINK’S COMPANY

and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2006	2005	2006	2005
Revenues	$720.6	651.3	2,081.7	1,885.9
Expenses:
Operating expenses	548.5	500.5	1,607.6	1,512.6
Selling, general and administrative expenses	121.9	112.4	341.0	290.7

Total expenses	670.4	612.9	1,948.6	1,803.3
Other operating income, net	1.9	5.6	5.0	8.7

Operating profit	52.1	44.0	138.1	91.3
Interest expense	(4.0)	(4.2)	(10.8)	(14.0)
Interest and other income, net	4.0	2.8	14.1	7.1
Minority interest	(4.1)	(4.0)	(11.2)	(10.3)

Income from continuing operations before income taxes	48.0	38.6	130.2	74.1
Provision for income taxes	23.2	15.2	60.0	38.0

Income from continuing operations	24.8	23.4	70.2	36.1
Income from discontinued operations, net of tax	1.7	42.4	390.4	58.6

Net income	$26.5	65.8	460.6	94.7

Basic earnings per common share:
Continuing operations	$0.53	0.41	1.37	0.64
Discontinued operations	0.04	0.75	7.62	1.05
Net Income	0.57	1.17	8.99	1.69
Diluted earnings per common share:
Continuing operations	$0.53	0.41	1.36	0.64
Discontinued operations	0.04	0.74	7.55	1.03
Net Income	0.56	1.15	8.91	1.67
Weighted-average common shares outstanding:
Basic	46.7	56.4	51.2	56.0
Diluted	47.2	57.1	51.7	56.7

THE BRINK’S COMPANY

and Subsidiaries

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2006	2005	2006	2005
Segment Information
Revenues:
Brink’s	$609.0	550.9	1,755.7	1,596.8
Brink’s Home Security	111.6	100.4	326.0	289.1

Revenues	$720.6	651.3	2,081.7	1,885.9

Operating profit:
Brink’s	$48.7	41.3	122.1	86.7
Brink’s Home Security	23.4	21.3	71.3	67.1

Business segments	72.1	62.6	193.4	153.8
Former operations	(6.1)	(8.8)	(19.2)	(32.9)
Corporate	(13.9)	(9.8)	(36.1)	(29.6)

Operating profit	$52.1	44.0	138.1	91.3

Supplemental Financial Information
Brink’s:
Revenues:
North America	$207.9	197.9	614.7	576.1
International	401.1	353.0	1,141.0	1,020.7

Revenues	$609.0	550.9	1,755.7	1,596.8

Operating profit:
North America	$17.1	16.8	52.1	38.9
International	31.6	24.5	70.0	47.8

Operating profit	$48.7	41.3	122.1	86.7

Brink’s Home Security:
Revenues	$111.6	100.4	326.0	289.1

Operating profit:
Recurring services	$45.1	42.3	134.5	127.5
Investment in new subscribers	(21.7)	(21.0)	(63.2)	(60.4)

Operating profit	$23.4	21.3	71.3	67.1

Monthly recurring revenues (a)			$31.8	28.4
Annualized disconnect rate	7.1%	7.7%	6.5%	6.8%

Number of subscribers (in thousands):
Beginning of period	1,072.6	973.0	1,018.8	921.4
Installations	45.0	43.8	131.3	125.4
Disconnects	(19.3)	(19.0)	(51.8)	(49.0)

End of period	1,098.3	997.8	1,098.3	997.8
Average number of subscribers	1,085.1	986.0	1,059.3	960.0

(a)	See “Non-GAAP Reconciliations” below.

THE BRINK’S COMPANY

and Subsidiaries

Supplemental Financial Information (continued)

(Unaudited)

COSTS OF FORMER OPERATIONS INCLUDED IN CONTINUING OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2006	2005	2006	2005
Company-sponsored postretirement benefits other than pensions	$2.9	8.6	10.2	26.6
Black lung	0.9	0.9	2.8	3.1
Pension	1.1	1.2	2.8	3.4
Administrative, legal and other expenses, net	1.4	1.5	4.4	5.2
Gains on sale of property and equipment and other income	(0.2)	(3.4)	(1.0)	(5.4)

Costs of former operations	$6.1	8.8	19.2	32.9

INCOME FROM DISCONTINUED OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2006	2005	2006	2005
BAX Global:
Gain on sale	$(0.6)	—	587.7	—
Results of operations (a)	—	21.1	7.0	42.9
Adjustments to contingent liabilities of other former operations:
Withdrawal liabilities (b)	—	—	9.9	6.1
Reclamation liabilities	0.2	—	0.5	(4.8)
Other	0.8	(0.2)	0.2	0.3

Income from discontinued operations before income taxes	0.4	20.9	605.3	44.5
Benefit (provision) for income taxes (c)	1.3	21.5	(214.9)	14.1

Income from discontinued operations	$1.7	42.4	390.4	58.6

(a)	The results of BAX Global’s operations are included in the company’s net income through January 31, 2006, the date of the sale. BAX Global’s one month of results in 2006 excludes depreciation charges of $3.3 million in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”
(b)	In the second quarter of 2006, the company settled its withdrawal liabilities related to its participation in two coal industry multi-employer pension plans and made final payments of $20.4 million to the plans in July 2006.
(c)	The company recognized a $27.4 million tax benefit in the third quarter of 2005 related to finalizing discussions with the Internal Revenue Service regarding tax credit carryforwards related to the former natural resource businesses.

THE BRINK’S COMPANY

and Subsidiaries

Supplemental Financial Information (continued)

(Unaudited)

SELECTED CASH FLOW INFORMATION

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2006	2005	2006	2005
Depreciation and amortization:
Brink’s	$24.2	23.0	71.5	67.1
Brink’s Home Security	17.3	14.7	49.7	42.9
Corporate	0.4	0.2	0.5	0.4

Depreciation and amortization	$41.9	37.9	121.7	110.4

Capital expenditures:
Brink’s	$34.2	23.9	81.0	73.3
Brink’s Home Security (a)	41.0	38.7	123.3	119.7
Corporate	0.1	0.3	0.3	0.5

Capital expenditures	$75.3	62.9	204.6	193.5

_____________

(a)    Capital expenditures at BHS in the third quarter of 2006 include $0.5 million ($10.0 million in the first nine months of 2006) for the development of the new Knoxville, Tennessee, monitoring facility. Capital expenditures at BHS in the first quarter of 2005 include $10.2 million for the purchase of BHS’s headquarters in Irving, Texas. The Texas facility was previously leased.

Other Brink’s Home Security cash flow information:
Impairment charges from subscriber disconnects	$12.6	13.3	35.7	32.9
Amortization of deferred revenue	(8.1)	(8.0)	(23.6)	(21.7)
Deferral of subscriber acquisition costs (current year payments)	(6.2)	(5.9)	(18.5)	(16.9)
Deferral of revenue from new subscribers (current year receipts)	11.5	10.4	33.5	30.2

THE BRINK’S COMPANY

and Subsidiaries

NON-GAAP RECONCILIATIONS

(Unaudited)

Monthly Recurring Revenues

A reconciliation of monthly recurring revenues to reported Brink’s Home Security revenues follows:

	Nine Months Ended September 30,
(In millions)	2006	2005
September:
Monthly recurring revenues (“MRR”) (a)	$31.8	28.4
Amounts excluded from MRR:
Amortization of deferred revenue	2.6	2.9
Other revenues (b)	2.7	2.5

Revenues on a GAAP basis	$37.1	33.8

Revenues (GAAP basis):
September	$37.1	33.8
January – August	288.9	255.3

January – September	$326.0	289.1

(a)	MRR is calculated based on the number of subscribers at period end multiplied by the average fee per subscriber received in the last month of the period for contracted monitoring and maintenance services.
(b)	Revenues that are not pursuant to monthly contractual billings.

The company uses MRR as one factor in the evaluation of BHS’ performance and believes the presentation of MRR is useful to investors because the measure is widely used in the industry to assess the amount of recurring revenues from subscriber fees that a monitored security business produces. This supplemental non-GAAP information should be viewed in addition to, not in lieu of, the Company’s consolidated statements of operations.

Net Debt reconciled to GAAP measures

(In millions)	September 30, 2006	December 31, 2005
Short-term debt and current maturities of long-term debt	$37.9	61.0
Long-term debt	144.7	251.9

Debt	182.6	312.9
Less cash and cash equivalents	(138.5)	(96.2)
Less current marketable securities	(16.6)	—

Net Debt	$27.5	216.7

Net Debt is utilized by management as a measure of the company’s financial leverage and the company believes that investors also may find Net Debt to be helpful in evaluating the financial leverage of the company. This supplemental non-GAAP information should be viewed in conjunction with the company’s consolidated balance sheets in the company’s report on 10-Q for the period ending September 30, 2006.

THE BRINK’S COMPANY

and Subsidiaries

NON-GAAP RECONCILIATIONS (continued)

(Unaudited)

(In millions)	Three Months Ended September 30,	% change from 2005	Nine Months Ended September 30,	% change from 2005
2005 revenues	$550.9	N/A	$1,596.8	N/A
Effects on revenue of acquisitions and dispositions, net	6.0	1	33.5	2
Effects on revenue of changes in currency exchange rates	14.6	3	3.2	—
Organic Revenue Growth	37.5	7	122.2	8

2006 revenues	$609.0	11	$1,755.7	10

The supplemental Brink’s, Incorporated Organic Revenue Growth information presented above is non-GAAP financial information that management uses to evaluate results of existing operations without the effects of acquisitions, dispositions and currency exchange rates. The company believes that this information may be helpful to investors in understanding the performance of the company’s operations. The limitation of this measure is that the effects of acquisitions, dispositions and changes in values of foreign currencies cannot be completely separated from changes in prices and volume of a unit’s base business. This supplemental non-GAAP information does not affect net income or any other reported amounts. This supplemental non-GAAP information should be viewed in conjunction with the company’s consolidated statements of operations.

THE BRINK’S COMPANY

and Subsidiaries

OTHER

Value-added taxes (“VAT”) and customs duties

During 2004, the company determined that one of its non-U.S. Brink’s business units had not paid customs duties and VAT with respect to the importation of certain goods and services. The company was advised that civil and criminal penalties could be asserted for the non-payment of these customs duties and VAT. Although no penalties have been asserted to date, they could be asserted at any time. The business unit has provided the appropriate government authorities with an accounting of unpaid customs duties and VAT and has made payments covering its calculated unpaid VAT. The company believes that the range of reasonably possible losses is between $0.4 million and $3.0 million for potential penalties on unpaid VAT and has accrued $0.4 million. The company believes that the range of possible losses for unpaid customs duties and associated penalties, none of which has been accrued, is between $0 and $35 million. The company believes that the assertion of the penalties on unpaid customs duties would be excessive and would vigorously defend against any such assertion. The company does not expect to be assessed interest charges in connection with any penalties that may be asserted. The company continues to diligently pursue the timely resolution of this matter and, accordingly, the company’s estimate of the potential losses could change materially in future periods. The assertion of potential penalties may be material to the company’s financial position and results of operations.

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